Global Gold Corporation o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330

                GLOBAL GOLD AND ARMENIAN GOVERNMENT REACH ACCORD

Greenwich, CT--August 31, 2007 - Global Gold Corporation (OTCBB-GBGD), is pleased to transmit the following news which was released earlier today in Armenia by the Armenian government.

Global Gold Mining, LLC and the Republic of Armenia jointly announce that they have suspended the ICSID arbitration pending conclusion of a detailed settlement agreement. The parties have reached a confidential agreement in principle, and anticipate that the final settlement agreement will be reached within 10 days of this announcement.

In a separate development reported by Arminfo news agency earlier this week, Global Gold was named to the "White List" in the category of mining companies operating in Armenia by local journalists.

Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Armenia, Chile and Canada, committed to building shareholder value and maintaining social and environmental responsibilities. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation, is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador.

More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

     Contact Information:

     Andrew Barwicki, Investor Relations
     203-422-2320